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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                                   ----------

                            ACLARA BioSciences, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00461P106
                             ----------------------
                                 (CUSIP Number)


                                December 31, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X]  Rule 13d-1(b)
                                [_]  Rule 13d-1(c)
                                [_]  Rule 13d-1(d)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               Page 1 of 10 pages

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-------------------                                           ------------------
CUSIP No. 00461P106                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Wanger Asset Management, L.P. 36-3820584
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                            (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
NUMBER OF SHARES                        None
                    ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
                                        1,982,000
OWNED BY
                    ------------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
                                        None
REPORTING
                    ------------------------------------------------------------
PERSON WITH         8    SHARED DISPOSITIVE POWER
                                        1,982,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,982,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

          IA
--------------------------------------------------------------------------------

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-------------------                                           ------------------
CUSIP No. 00461P106                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                            (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
NUMBER OF SHARES                        None
                    ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
                                        1,982,000
OWNED BY
                    ------------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
                                        None
REPORTING
                    ------------------------------------------------------------
PERSON WITH         8    SHARED DISPOSITIVE POWER
                                        1,982,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,982,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

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-------------------                                           ------------------
CUSIP No. 00461P106                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Acorn Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                            (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
NUMBER OF SHARES                        None
                    ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
                                        1,982,000
OWNED BY
                    ------------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
                                        None
REPORTING
                    ------------------------------------------------------------
PERSON WITH         8    SHARED DISPOSITIVE POWER
                                        1,982,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,982,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

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Item 1(a)  Name of Issuer:

                 ACLARA BioSciences, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

                 1288 Pear Avenue
                 Mountain View, CA 94043

Item 2(a)  Name of Person Filing:

                 Columbia Wanger Asset Management, L.P. ("WAM")
                 WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") Columbia Acorn Trust ("Acorn")

Item 2(b)  Address of Principal Business Office:

                 WAM, WAM GP and Acorn are all located at:

                 227 West Monroe Street, Suite 3000
                 Chicago, Illinois 60606

Item 2(c)  Citizenship:

                 WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)  Title of Class of Securities:

                 Common Stock

Item 2(e)  CUSIP Number:

                 00461P106

Item 3     Type of Person:

                 (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                 (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 pages

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Item 4     Ownership (at December 31, 2003):

                 (a)  Amount owned "beneficially" within the meaning of rule
                      13d-3:

                      1,982,000

                 (b)  Percent of class:

                      5.5% (based on 35,810,932 shares outstanding as of November 8, 2003).

                 (c)  Number of shares as to which such person has:

                             (i) sole power to vote or to direct the vote: none
                            (ii) shared power to vote or to direct the vote:
                                 1,982,000
                           (iii) sole power to dispose or to direct the
                                 disposition of: none
                            (iv) shared power to dispose or to direct
                                 disposition of: 1,982,000

Item 5     Ownership of Five Percent or Less of a Class:

                 Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                 The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not Applicable

Item 8     Identification and Classification of Members of the Group:

                 Not Applicable

Item 9     Notice of Dissolution of Group:

                 Not Applicable

                               Page 6 of 10 Pages

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Item 10    Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages

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                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2004

                 The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                        By: /s/ Bruce H. Lauer
                                            ------------------------------------
                                                Bruce H. Lauer
                                                Senior Vice President and
                                                Secretary


                 The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        COLUMBIA ACORN TRUST


                                        By: /s/ Bruce H. Lauer
                                            ------------------------------------
                                                Bruce H. Lauer
                                                Vice President, Treasurer and
                                                Secretary


                               Page 8 of 10 Pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 10, 2004 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.


                               Page 9 of 10 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                 Dated: February 10, 2004

                                        WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                        By: /s/ Bruce H. Lauer
                                            ------------------------------------
                                                Bruce H. Lauer
                                                Senior Vice President and
                                                Secretary


                                        COLUMBIA ACORN TRUST


                                        By: /s/ Bruce H. Lauer
                                            ------------------------------------
                                                Bruce H. Lauer
                                                Vice President, Treasurer and
                                                Secretary


                               Page 10 of 10 pages